                                                                      EXHIBIT 21

                                  SUBSIDIARIES

The following is the only subsidiary of American Claims Evaluation, Inc. as of
June 26, 2006:

      Subsidiary                                         State of Incorporation
      ----------                                         ----------------------

      RPM Rehabilitation and Associates, Inc.            Washington